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                                                                 Exhibit 10.34



                           TRADEMARK LICENSE AGREEMENT


                  THIS AGREEMENT, effective as of the 27th day of December, 1999 (the "Effective Date"), is by and between NORTON COMPANY, a corporation organized and existing under the laws of the Commonwealth of Massachusetts, and having its principle place of business in Worcester, MA 01606 (hereinafter referred to as "Licensor") and JORE CORPORATION, a corporation organized and existing under the laws of Montana, located at 45000 Highway 93 S., Ronan, MT 59864 (hereinafter referred to as "Licensee").

         WHEREAS, Licensor is the owner of the Trademarks SPEED-LOK, U.S. reg. no. 920010, SPEEDLOK, U.S. reg. no. 769352, and SPEED-LOK, Canadian reg. no. 184913; and Licensee owns a pending application for the trademark SPEED-LOK, serial no. 75-274214 in the USA (the "Trademarks");

         WHEREAS, Licensee is desirous of obtaining an exclusive license to use the Trademarks in the United States of America and Canada (the "Territory") in connection with the sale of power drill bits, bit drivers and related accessory products (the "Products").

         WHEREAS, Licensor and Licensee have entered into a Supply Agreement (the "Supply Agreement") dated as of December 20, 1999.

         NOW THEREFORE, the parties hereto do hereby agree as follows:

         1. Concurrently with the execution of this Agreement, Licensee shall execute and deliver to Licensor an assignment in the form attached hereto as EXHIBIT A to assign all its right, title and interest in and to the application for the trademark SPEED-LOK to Licensor.

         2. Licensor hereby grants to Licensee a non-assignable, non-transferable, and exclusive right to use the Trademarks in connection with the manufacture, promotion, advertisement and sale of the Products in the Territory. Licensee shall not use the Trademarks on or in connection with any goods other than the Products.

         3. Licensee agrees to pay Licensor an annual license fee of 3% of net sales of Products. The fee shall be paid on an annual basis within forty-five (45) days after the end of each calendar year. No royalty payments shall be due during the term of the Supply Agreement.

         4. Licensor specifically reserves the right to inspect Products sold by Licensee under the Trademarks to ensure their quality, and, toward this end, Licensee agrees to send samples of Products to Licensor for



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                  inspection, analysis and testing at such times and in such reasonable quantities as Licensor may request.

         5. Licensor reserves the right to use and to license others to use said Trademarks in any country, including within the Territory, except for power drill bits, bit drivers and their accessories, as to which this license is exclusive.

         6. The term of this Agreement shall run concurrently with the Supply Agreement. In the event the Supply Agreement is terminated or expires, the term of this Agreement shall be extended automatically for a period of one (1) year from the date of any such termination or expiration. Thereafter, this Agreement shall be renewed automatically for successive one-year periods, unless (a) Licensee gives notice to Licensor of its intention not to renew this Agreement at least sixty
                  (60) days prior to the expiration of the then current term, or
                  (b) until this Agreement is terminated as set forth herein.

         7.       Licensor has the right to terminate this Agreement upon thirty
                  (30) days written notice to Licensee in the event: (i) Licensee is in breach of any provision hereof and Licensee has failed to cure such breach within twenty (20) days after receiving written notice of such breach from Licensor; or (ii) the annual license fees for any year following the termination of the Supply Agreement is less than Five Hundred Thousand U.S. Dollars ($500,000).

         8. Upon termination, the Licensee agrees to immediately discontinue all use of the Trademarks and any term confusingly similar thereto; however Licensee shall have a period of six
                  (6) months from the date of such termination to use up its supplies of Products, literature, packaging and other materials to which the Trademarks have been applied on the date of termination. Any such terminal use of the Trademarks shall otherwise be in accordance with the provisions of this Agreement.

         10. This Agreement shall not be assignable by Licensee except with the consent in writing of Licensor, except to a successor to the relevant business of Licensee.

         11. Licensee agrees that the ownership of the Trademarks, and the goodwill relating thereto, shall always remain vested in Licensor, both during the period of this Agreement and thereafter, and Licensee further agrees neither to challenge, contest or call in question the validity or ownership of the Trademarks or their registrations, or the right of Licensor to use said Trademarks in the Territory, or elsewhere, both during the period of this Agreement and thereafter.



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         12.      Licensor represents that Licensee's use of the Trademarks for the Products does not infringe other rights in the Territory as of the date of the agreement.

         13. Licensee shall give Licensor notice of any known or presumed infringements of the Trademarks, and Licensee shall render Licensor full cooperation for the protection of the Trademarks. Licensor will make reasonable efforts to enforce the Trademarks against an infringer and any monetary sums recovered by Licensor by way of settlement or judgment shall, after deducting all costs and expenses (including reasonable attorneys' fees) incurred by Licensor, be paid over to Licensee to the extent, and solely to the extent, any such recovery was based on or derived from any economic loss sustained by Licensee as a result of any such infringement.

         14. It is agreed that this Agreement shall be interpreted according to the laws of the Commonwealth of Massachusetts.

         15. No right, title or interest in the Trademarks, except the nonexclusive right to use the Trademarks in the Territory on the goods covered by said registrations, is transferred by this Agreement to the Licensee.

         IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

         NORTON COMPANY                        JORE CORPORATION
         Licensor                              Licensee



By:_________________________                   By:___________________________
Title:_______________________                 Title:_________________________



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                                    EXHIBIT A

                                   ASSIGNMENT


         WHEREAS, Jore Corporation, 45000 Highway 93 S., Ronan, MT 59864, a Montana corporation, used and is using the trademark SPEED-LOK and is the owner of the U.S. trademark application serial no. 75-274214 therefor, and

         WHEREAS, Norton Company, a corporation of Massachusetts with offices at 1 New Bond Street, Worcester, MA 01606, is desirous of acquiring the trademark and application therefor, together with the goodwill associated therewith, along with the right to recover damages and profits for past infringements thereof;

         NOW THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, Jore Corporation hereby assigns to Norton Company all right, title and interest in the trademark and application therefor, together with the goodwill symbolized by the mark, along with the right to recover for damages and profits for past infringements thereof.



Jore Corporation

By: ________________________

Typed Name:

Title:

Date: